EXHIBIT 99.1

Havertys Reports Earnings for Second Quarter 2015

ATLANTA, GEORGIA, July 29, 2015 -- HAVERTYS (NYSE: HVT and HVT.A) reports earnings per share of $0.21 for the second quarter and $0.48 for the first half of 2015 which are the same earnings per share results as the comparable periods in 2014.

Clarence H. Smith, chairman, president and chief executive officer, said, "We are encouraged by the improvements in the macro environment in both housing and wages, key drivers of our business. We have strengthened our brand in existing markets and have expanded into new communities. Our team is executing plans to ensure we have the best value and quality product of any furniture retailer. We are having consistent success in our custom upholstery business which has increased by double-digits for eight of the last ten quarters. Our free in-home designers' consultations are generating business in the near term and establishing relationships for future sales. As we further separate ourselves from the promotional furniture stores, we believe the on trend customer will continue to identify Havertys as their preferred store."

Financial Highlights

Second Quarter 2015 Compared to Second Quarter 2014

•	As previously announced, net sales increased 7.2% to $187.7 million. Comparable store sales were up 4.8%.
•	Total written sales were up 5.0% and written comparable store sales were up 2.4%.
•	Average written ticket was up 3.3% and sales of custom upholstery increased 10.2%.
•	Gross profit margins were 53.4% versus 53.8% of sales, slightly better than our expectations.
•
SG&A costs as a percent of sales rose slightly to 49.4% compared to 49.3%. Total SG&A dollars increased $6.5 million largely due to increases in selling costs of $3.0 million, occupancy expense of $1.1 million, administrative costs of $1.1 million, and $0.6 million in advertising. We have the overhead in place for four additional stores versus last year and have increased our in-home design staff.

•	Other income includes $0.8 million from the settlement of credit card antitrust litigation.
•	We purchased 92,577 shares of common stock at an average price of $20.98.

Six Months ended June 30, 2015 Compared to Same Period of 2014

•	Net sales increased 6.2% to $379.1 million. Comparable store sales were up 4.3%.
•	Average ticket was up 4.1% and custom upholstery orders increased 10.7%.
•	Gross profit margins decreased 30 basis points to 53.5% compared to 53.8% as a percent of sales.
•
SG&A costs as a percent of sales rose slightly to 48.8% compared to 48.7%. Total SG&A dollars increased $11.1 million driven by increases in selling costs of $5.5 million, occupancy expense of $2.2 million primarily for depreciation, and administrative costs of $2.2 million.

•
We opened two stores in the new markets of Rogers, Arkansas and Waco, Texas and strengthened our position in Southeast Florida with a new store in Coconut Creek, Florida during the first six months of 2015. Our store count was 122 at June 30, 2015 versus 118 at June 30, 2014.

NEWS RELEASE – JULY 29, 2015       Page 2

Expectations and Other

•
Total delivered sales for the third quarter to date of 2015 are up approximately 8.9% over the same period last year and comparable store sales are up 7.0%. Total written sales for the third quarter to date of 2015 are up approximately 4.4% over the same period last year and written comparable store sales are up approximately 2.1%.

•	Our previous guidance on gross profit margins for the full year 2015 is unchanged at 53.3%.
•
The estimate for fixed and discretionary type expenses for 2015 remains $239 to $241 million versus the $231 million for these same costs in 2014. The variable type costs within SG&A for the full year of 2015 are anticipated to be at the high end of the 17.5% to 17.7% percent of sales range in our previous guidance.

•
We expect to increase selling square footage approximately 3.2% in 2015 based on increasing our store count by a net three locations. Total capital expenditures are estimated to be in the $32 to $33 million range in 2015 depending on the timing of spending for new projects.

•
Total delivered sales for the third quarter to date of 2015 are up approximately 8.9% over the same period last year and comparable store sales are up 7.0%. Total written sales for the third quarter to date of 2015 are up approximately 4.4% over the same period last year and written comparable store sales are up approximately 2.1%.

NEWS RELEASE – JULY 29, 2015       Page 3

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, except per share data – Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net sales	$187,732	$175,132	$379,063	$356,869
Cost of goods sold	87,550	80,988	176,234	164,863
Gross profit	100,182	94,144	202,829	192,006
Credit service charges	69	71	142	151
Gross profit and other revenue	100,251	94,215	202,971	192,157

Expenses:
Selling, general and administrative	92,744	86,266	185,048	173,940
Provision for doubtful accounts	61	85	84	133
Other income, net	(921)	(166)	(947)	(174)
Total expenses	91,884	86,185	184,185	173,899

Income before interest and income taxes	8,367	8,030	18,786	18,258
Interest expense, net	528	218	1,019	490

Income before income taxes	7,839	7,812	17,767	17,768
Income tax expense	3,006	2,983	6,815	6,810
Net income	$4,833	$4,829	$10,952	$10,958

Other comprehensive income
Adjustments related to retirement plans; net of tax expense of $42 and $73 in 2015 and $51 and $100 in 2014.	$66	$80	$116	$162

Comprehensive income	$4,899	$4,909	$11,068	$11,120

Basic earnings per share:
Common Stock	$0.21	$0.21	$0.49	$0.49
Class A Common Stock	$0.20	$0.20	$0.46	$0.46

Diluted earnings per share:
Common Stock	$0.21	$0.21	$0.48	$0.48
Class A Common Stock	$0.20	$0.20	$0.46	$0.46

Cash dividends per share:
Common Stock	$0.080	$0.080	$0.160	$0.160
Class A Common Stock	$0.075	$0.075	$0.150	$0.150

NEWS RELEASE – JULY 29, 2015       Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	June 30, 2015	December 31, 2014	June 30, 2014
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$66,701	$65,481	$87,843
Investments	6,500	7,250	-
Restricted cash and cash equivalents	8,002	8,017	8,017
Accounts receivable	6,107	7,146	6,730
Inventories	112,345	107,139	94,799
Prepaid expenses	9,434	6,418	7,983
Other current assets	6,761	8,010	2,299
Total current assets	215,850	209,461	207,671

Accounts receivable, long-term	678	731	709
Property and equipment	231,486	225,162	203,643
Deferred income taxes	17,897	17,610	13,153
Other assets	7,082	8,023	15,116
Total assets	$472,993	$460,987	$440,292

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$23,769	$24,152	$19,385
Customer deposits	30,038	23,687	27,277
Accrued liabilities	34,504	39,960	30,746
Deferred income taxes	5,689	5,689	-
Current portion of lease obligations	2,928	2,387	1,537
Total current liabilities	96,928	95,875	78,945

Lease obligations, less current portion	50,712	46,678	29,353
Other liabilities	26,129	26,351	26,072
Total liabilities	173,769	168,904	134,370

Stockholders' equity	299,224	292,083	305,922
Total liabilities and stockholders' equity	$472,993	$460,987	$440,292

NEWS RELEASE – JULY 29, 2015       Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Six Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,952	$10,958
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,503	10,960
Share-based compensation expense	2,160	1,767
Provision for doubtful accounts	84	133
Other	621	553
Changes in operating assets and liabilities:
Accounts receivable	1,008	1,432
Inventories	(5,206)	(3,316)
Customer deposits	6,351	8,269
Other assets and liabilities	(3,022)	328
Accounts payable and accrued liabilities	(7,350)	(8,017)
Net cash provided by operating activities	18,101	23,067

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14,521)	(11,699)
Maturities of certificates of deposit	2,250	-
Restricted cash and cash equivalents	15	(1,001)
Other	18	406
Net cash used in investing activities	(12,238)	(12,294)

CASH FLOWS FROM FINANCING ACTIVITIES:
Construction allowance receipts	3,286	-
Payments on lease obligations	(1,226)	(462)
Taxes on vested restricted shares	(1,152)	(2,060)
Dividends paid	(3,609)	(3,593)
Common stock purchased	(1,942)	-
Net cash used in financing activities	(4,643)	(6,115)
Increase in cash and cash equivalents during the period	1,220	4,658
Cash and cash equivalents at beginning of period	65,481	83,185
Cash and cash equivalents at end of period	$66,701	$87,843

NEWS RELEASE – JULY 29, 2015       Page 6

About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 122 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the company's website, havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company's reports filed with the SEC.

Conference Call Information

The company invites interested parties to listen to the live audiocast of the conference call on Thursday, July 30, 2015 at its website, havertys.com under the investor relations section. If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 12:00 p.m. ET through Thursday, August 6, 2015. The number to access the telephone playback is 1(888)-203-1112 (replay passcode:  5988371#).

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys